Exhibit 4.20

SALE AND PURCHASE AGREEMENT

______________________________________________________

by and between

RR Media Ltd.

(as Buyer)

and

Mr. Popa Cristinel Pompiliu

Mrs. Popa Mihaela Tatiana

(as Sellers)
____________________________________________________

April 7 2015

Page 1 of 48 pages

This sale and purchase agreement (the “Agreement” or “SPA”) is entered into on April 7, 2015, in Bucharest, by and between:

(1)
RR Media Ltd a company incorporated and existing under the laws of Israel, with its registered headquarters at Hnegev St, POB 1056, Airport City, Israel, identified by company number 51-089629-3 ("RR Media"), duly represented by Shmuel Koren CFO and Avi Cohen CEO who shall execute this Agreement on the date written below, hereinafter referred to as the "Buyer", on one hand,

and

(2)
Mr. Popa Cristinel Pompiliu, Romanian citizen, born in Pirscov on 08.06.1959, identified with identity card series RD, no. 617438, issued by SPCEP S1, office 1 and valid until 08.06.2019, domiciled at 48 Calea Floreasca, district 1, Bucharest, personal identification number (in Romanian CNP) 1590608400511 and

(3)
Mrs. Popa Mihaela Tatiana, Romanian citizen, born in Galati on 16.03.1960, identified with identity card series RT, no. 491934, issued by SPCEP S1, office 1 and valid until 16.03.2017, domiciled at 48 Calea Floreasca, district 1, Bucharest, personal identification number (in Romanian CNP) 2600316400425, hereinafter individually referred to as "Seller 1" or, sometimes, “Cristinel”, in case of Mr. Popa Cristinel Pompiliu and "Seller 2" or, sometimes, “Mihaela” in case of Mrs. Popa Mihaela Tatiana and collectively, Seller 1 and Seller 2, referred to as the "Sellers", on the other hand,

The Sellers and the Buyer being each hereinafter referred to as a "Party" and collectively referred to as the “Parties”,

WHEREAS:

(A)	The Sellers are the valid owners ~~of~~ all the shares of the Company (as defined below, in Clause 1.1), representing 100% of all subscribed and paid in share capital of the Company;

(B)
The Sellers wish to sell and the Buyer wishes to purchase the aforesaid 100% shares (“actiuni” in Romanian) free and clear of any Encumbrances (as defined hereinbelow) immediately after the Company having transformed its legal form from a limited liability company (“societate cu raspundere limitata” in Romanian), as currently incorporated, to a joint stock company (“societate pe actiuni” in Romanian) subject to the terms and conditions provided by this Agreement;

(C)
Title over the Initial Shares (as defined hereinbelow) shall pass from the Sellers to the Buyer at the Closing Date (as defined hereinbelow), following the fulfilment of the specific conditions precedent provided in this Agreement;

(D)	Title over the Subsequent Shares and Final Shares (as defined hereinbelow) shall pass from Seller 1 to Buyer subject to the conditions and terms provided hereunder;

Page 2 of 48 pages

Have agreed to conclude this shares sale and purchase agreement, under the following terms and conditions:

1.	DEFINITIONS. INTERPRETATION

1.1.	Definitions:

“Affiliate”	means a company/person which directly, or indirectly through one or more intermediates, controls, or is controlled by, or is under common control with the Company or any of the Parties.

“Agreement” or “SPA”	means this sale and purchase agreement and all appendices and schedules related thereto;

“Aggrieved Party”	means the definition provided in Clause 12.2 hereto;

"Applicable Law"
shall mean the Romanian Constitution, laws, Government Ordinances and Government Emergency Ordinances, Government Decisions, orders, norms, regulations, instructions issued by the National Bank of Romania or other Governmental Authority or public authorities and any other instruments having the force of law in Romania, as they may be enacted and in force from time to time;

"Arbitrator’s Free

Appointment Rule"	means the arbitrator's free appointment rule defined in Clause 19.2 hereto;

"Business Day"	means Monday to Thursday during usual business schedule from 9 am to 17 pm, except any day which is officially recognised as a public holiday in Romania and/or Israel.

"Cap Price"	means the amount of USD 3,700,000 million (three million and seven hundred thousand USD) as defined in Clause 3.2 hereto

“Closing”
means the satisfactory performance of any and all formalities and procedures mentioned in Clause 4 hereto and the consummation of the sale and delivery of the Initial Shares by the Sellers to the Buyer. Closing will be attested by the Parties through the signing of a Closing Certificate, in a form substantially similar to that provided in Appendix 6 hereto, confirming that the Closing has occurred;

“Closing Date”	means the date when the Closing shall occur, as evidentiated in the Closing Certificate to be executed by the Parties pursuant to Clause 4.3.3 hereto;

“Company”
means EASTERN SPACE SYSTEMS S.R.L., currently a limited liability company organized and functioning in accordance with the laws of Romania, registered with the Trade Registry under no. J40/1783/1997, sole registration code 9482094, with headquarters in Bucureşti, 4th District, No. 35 - 37 OLTENITEI Street, 10th floor, having a share capital of RON 10,000 (ten thousand) divided into 1,000 (one thousand) shares with a nominal value of RON 10 (ten) each, held by Cristinel - 90 % of the Company’s share capital - and by Mihaela - 10% of the Company’s share capital and which, for the purposes of consummation of the Closing and further the consummation of the Transaction, will be transformed into a joint stock company, maintaining the same participation of the shareholders in the new share capital of the joint stock company, as follows: (i) Cristinel holding a number of nominative shares (“actiuni nominative” in Romanian) issued in dematerialized form, representing 90 % of the Company’s share capital - and Mihaela holding a number of nominative shares (“actiuni nominative” in Romanian) issued in dematerialized form, representing 10% of the Company’s share capital;

Page 3 of 48 pages

"Constitutive Act"
means the articles of incorporation of the Company (in Romanian: “act constitutiv") as in force at the Signing Date and which will be amended in the form and substance as reflected in Appendix 7 hereto and valid as of the Closing Date of this Agreement;

“Debts”	means the debts of the Company towards its suppliers as of the Last Accounting Date, amounting to approximately USD 250,000;

"Management Agreement"	means the management agreement of Cristinel or any of his Affiliates (designated in this respect by Cristinel) defined in Clause 4.1.16 hereto;

“Encumbrance”
means collectively, any type of third party rights, interest or security interest of any kind, any pledge, lien, restriction, adverse claim in court of ownership or use, put or call option, right to acquire, pre-emption right, assignment by way of security, right of first refusal or similar rights and obligations, including any retention agreements and any agreement constituting any of the foregoing;

"Escrow Agreement"	means the escrow agreement substantially in the form and substance provided in the Appendix 12 hereto;

“EURO” or "EUR"	means the single currency of the majority member states of the European Union;

"Final Shares"
means a number of nominative shares (“actiuni nominative” in Romanian) issued in dematerialized form, owned by Cristinel and which shall represent 10% of the Company's subscribed and paid-in share capital (i.e. after the Company will be transformed from the existing legal form as limited liability company into a joint stock company prior to Closing);

“Financial Statements”
means the Company’s financial statements as of December 31st 2014 together with monthly financial statements/balance sheets until the Signing Date, plus a true, accurate and complete statement endorsed by the Sellers reflecting all accounting registrations and Company operations between Signing Date and Closing Date;

"First Additional Payment"
means the first additional payment made by the Buyer to the Seller 1 in respect of the transfer of ownership over the Subsequent Shares, in accordance with Appendix 1 and the other provisions of this Agreement;

"First Additional Period"	means the period of four (4) fiscal quarters commencing on the first date a fiscal quarter starts after the Closing Date corresponding to the First Additional Payment;

Page 4 of 48 pages

"GMS"	means the General Meeting of Shareholders of the Company, the supreme corporate body empowered to make decisions pursuant to the Romanian Company Law;

"Governmental Authority"
means any national, regional or municipal government, any subdivision, court, administrative agency or commission or other authority thereof, or any governmental or private body or entity exercising any regulatory, taxing, importing or other governmental authority, in each case having jurisdiction over the Parties, the Company or the subject matter of this Agreement;

"Initial Purchase Price"	means the initial purchase price as defined in the Clause 3.1.1 hereto;

"Initial Shares"
means a number of nominative shares (“actiuni nominative” in Romanian) issued in dematerialized form owned by Cristinel and Mihaela and which shall represent 80% of the Company's subscribed and paid-in share capital (i.e. after the Company will be transformed from the existing legal form as limited liability company into a joint stock company prior to Closing);

"Intelsat"	means an entity duly organized and validly existing under the laws of England and Wales, headquartered in Chiswick Park 566, Chiswick High Road Building 5, London, W4 5YF UK;

"Intelsat Debt"
means the debt of the Company towards Intelsat, in an amount equal to approximately USD 3,300,000 (three millions three hundred thousand USD), in respect of which Intelsat has issued its consent to partially cancel and extinguish, as detailed in Appendix 3 hereto;

“Last Accounting Date”	means the balance sheet and the financial status of the Company as of 31st March 2015 as reflected in Appendix 11 attached hereto;

“Losses”	means the losses defined in Clause 12.2 hereto;

“Material Agreements”	means any agreements concluded by the Company with third parties (except for customers) exceeding EURO 35,000;

“Material Adverse Effect”
means any damage resulting in the Company’s bankruptcy and/or damage created by any person to the Company and/or one or several changes after the Signing Date, that are, adverse to the condition (financial or otherwise), assets, liabilities, or results of operations or prospects of the Company, in excess of EURO 50,000;

“Notice of Claim”	means the definition provided in Clause 12.3 hereto;

“Party in breach”	means the definition provided in Clause 12.2 hereto;

“Purchase Price”	means the purchase price referred to in Clause 3.1 hereto, to be paid by the Buyer to the Sellers as consideration for the transfer by the Sellers of all Shares to the Buyer;

Page 5 of 48 pages

"Romanian Company Law"	means the Law no. 31/1990 regarding companies as republished within the Official Gazette of Romania and amended to date;

“RON”	means the official currency of Romania;

"Second Additional Payment"
means the second additional payment made by the Buyer to the Seller 1 in respect of the transfer of ownership over the Final Shares, in accordance with Appendix 2 and the other relevant provisions of this Agreement;

"Second Additional Period"	means the period of four (4) fiscal quarters commencing immediately following the end of the First Additional Period corresponding to the Second Additional Payment;

"Second Execution"
means the signing of a Short-Form SPA transferring the ownership over the Subsequent Shares to Buyer against the First Additional Payment, by no later than the lapse of the First Additional Period, as further provided in this Agreement;

"Second Execution Date"	means the date of the Second Execution;

“Shares”
means all nominative shares (“actiuni nominative” in Romanian) of the Company having the legal form of a joint stock company, issued in dematerialized form and representing 100% of the Company's subscribed and paid-in share capital and being held by Cristinel - 90 % of the Company’s share capital - and by Mihaela - 10% of the Company’s share capital, and “Share” shall mean any of the Shares;

"Shareholders’ Registry"
means the shareholders’ registry of the Company having the legal form of a joint stock company in accordance with the provisions of the Romanian Company Law evidencing: (i) the transfer of the Initial Shares from Sellers to Buyer under the signatures thereof and the signature of the Company's directors and (ii) the Company's shareholding structure as of the Closing Date;

"Short-Form SPAs"
means an abridged version of this SPA, executed by the Parties in a form substantially similar to that attached hereto as Appendix 5, to be signed by the Parties on Closing Date, on the Second Execution Date and on the Third Execution Date respectively, as per the provisions of this Agreement, in order to be submitted to the Bucharest Trade Registry for registration therewith of the transfer of ownership over the Shares from the Sellers to the Buyer;

“Signing Date”	means the date shown on the front page, when all Parties signed this Agreement and related appendices;

"Staff"
means the personnel of the Company, to include employees, free-lance professionals (Romanian: "persoane fizice autorizate") and officers, including managers/directors/administrators performing their duties based on an employment/services agreement concluded with the Company;

Page 6 of 48 pages

"Subsequent Shares"
means the number of nominative shares (“actiuni nominative” in Romanian) issued in dematerialized form, owned by Cristinel and which shall represent 10% of the Company's subscribed and paid-in share capital (i.e. after the Company will be transformed from the existing legal form as limited liability company into a joint stock company prior to Closing), after Cristinel having previously duly sold and transferred 70% of the Company’s Shares, as part of the Initial Shares, to the Buyer;

"Subsidiaries"
means the subsidiaries of the Company: (i) Eastern Space Systems Bulgaria EOOD, registered in the Commercial Register at the Registry Agency of the Republic of Bulgaria under registration number (EIK) 12180821, in which the Company holds 100% of the shareholding; and (ii) I.M. Focus-Sat Moldova S.RL., a company incorporated and existing under the laws of the Republic of Moldova, having its headquarters at No. 7 Alexandru cel Bun St., Chişinău, Rep. of Moldova, registered with the relevant Trade Registry under no. 0207149, VAT No. 1007600042389 in which the Company holds 5% of the shareholding;

“Taxation” or “tax”
means all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, local, governmental or municipal impositions, duties, contributions, rates and levies in the nature of taxation (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto, and including one off taxes on certain expenses;

"Tax Authority"
means any tax or other State / central or county / municipal / communal authority or body competent to impose, administer, collect or assess or perform controls related to, any tax pursuant to the applicable laws of Romania;

"Tax on Capital Gains"
means the capital gains tax to be calculated and withheld from the Purchase Price and to be also paid by the Buyer to the relevant Tax Authority pursuant to Article 67 of the Law no. 571/2003 regarding the Fiscal Code. The computation of the Tax on Capital Gains shall be made by reference to the National Bank of Romania exchange rate valid on the Closing Date;

"Third Execution"
means the signing of a Short-Form SPA transferring the ownership over the Final Shares to Buyer against the Second Additional Payment, by no later than the lapse of Second Additional Period, as further detailed in this Agreement;

"Third Execution Date"	means the date of the Third Execution;

Page 7 of 48 pages

“Transaction”	means the entire process of sale and purchase of all the Shares held by the Sellers in the Company, as described in this Agreement;

“Transfer Instruments”
means (i) the amendment of the Company’s statutory documents executed in accordance with the applicable laws, containing the necessary references to the Transaction, as required by this Agreement, (ii) the GMS decision pertaining to the approval of the transfer of the Shares in favour of the Buyer, as well as of the amendment above, (iii) the Short-Form SPAs and (iv) other documents to be issued by the Buyer or Sellers as required by the Romanian laws for the registration with the Trade Registry of the transfer of Shares or any other documents which may be necessary in this respect.

"USD" or “$”	means the official currency of the United States of America.

1.2.	In this Agreement, dates and terms expressed in days shall be read as calendar days, unless otherwise specified herein.

1.3.	The words "include" or "including" shall be construed without limitation to the generality of the preceding word.

1.4.	The division of this Agreement into sections and clauses, as well as the headings hereof are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.5.	Any Appendix or other enclosure or attachment to this Agreement will be deemed to form an integral part of this Agreement if attached hereto and marked by the signature of both Parties.

1.6.	All references in this Agreement to a “Clause”, “Schedule” or “Appendix” refer to the corresponding Clause, Schedule or Appendix hereto.

1.7.
Any reference to an agreement, document or other instrument means that agreement, document or instrument as it may have been, and may from time to time be, amended, supplemented or replaced by a document having a similar effect.

1.8.
Any reference to a legislative act or administrative act (in any jurisdiction) means that legislative or administrative act as amended, re-enacted or consolidated (and includes a reference to any regulation, order, instrument or other subordinated legislation under the relevant legislative or administrative act).

1.9.	Any dispute as to the interpretation of this Agreement or the construction of the Parties intentions hereto, shall be interpreted under the assumption of the Parties’ good faith.

1.10.
Whenever a statement is qualified as being made “to the best of knowledge of the Seller" or equivalent words have been used, the respective statement has been so qualified considering that best of knowledge refers to the knowledge resulted after careful and due inquiry by the Sellers of the respective matter and of the relevant consultants (technical, legal, financial, etc) or officers and representatives of the Company, taking into account the standard of a prudent and diligent businessman. The Sellers have used their best endeavours to ensure that all information given, referred to or reflected in that statement is complete, accurate and not misleading in all material respects. However, for the avoidance of any doubt, such statements shall not be deemed to refer to documents/information/other such elements that have not yet been communicated in writing to the Company or the Sellers, in the manner foreseen by the Applicable Law (e.g. subpoenas, notice of summons (judicial or otherwise), etc.)

Page 8 of 48 pages

1.11.
This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

2.	THE TRANSACTION

2.1.	Sale and Purchase

The Sellers hereby agree to sell all the Shares and the Buyer agrees to purchase all the Shares, free and clear from any Encumbrances, together with all rights, benefits and obligations in accordance to the Applicable Law attached thereto, including the right to distributions, dividends and interest paid or payable with respect to the Shares, in 3 (three) steps, as follows:

2.1.1.	80% of the Company's Shares (the Initial Shares) to be sold and transferred by:

2.1.1.1.	The Seller 1 – a corresponding number of the Company’s Shares, which will represent 70% of the Company's share capital after the transformation thereof into a joint-stock company; and

2.1.1.2.	The Seller 2 – a corresponding number of the Company’s Shares, which will represent 10% of the Company's share capital after the transformation thereof into a joint-stock company;

 to the Buyer, by executing any and all Transfer Instruments and/or completing all other formalities as necessary to operate and make effective as soon as practicable, as per the Applicable Law provisions, the transfer of the Initial Shares to Buyer;

2.1.2.
10% of the Company's Shares (the Subsequent Shares) to be sold and transferred by Seller 1 to Buyer, by performing the Second Execution and by executing any and all Transfer Instruments and/or completing all other formalities as necessary to operate and make effective the transfer of the Subsequent Shares to Buyer by no later than 20 (twenty) Business Days from the lapse of the First Additional Period;

2.1.3.
10% of the Company's Shares (the Final Shares) to be sold and transferred by Seller 1 to Buyer, by performing the Third Execution and by executing any and all Transfer Instruments and/or completing all other formalities as necessary to operate and make effective the transfer of the Final Shares to Buyer by no later than 20 (twenty) Business Days from the lapse of the Second Additional Period.

2.2.
Title over the Initial Shares shall pass on Closing Date from Sellers to the Buyer, in the proportions described under Clause 2.1.1 above, and the Initial Shares shall be purchased, free and clear of any Encumbrances, together with all rights, benefits and obligations attached thereto or accruing to them under the conditions of the Applicable Law, at the Closing Date.

2.3.
Title over the Subsequent Shares shall pass on Second Execution Date from Seller 1 to the Buyer, and the Subsequent Shares shall be purchased, free and clear of any Encumbrances, together with all rights, benefits and obligations attached thereto or accruing to them under the conditions of the Applicable Law, at Second Execution Date.

Page 9 of 48 pages

2.4.
Title to the Final Shares shall pass on Third Execution Date from Seller 1 to the Buyer, and the Final Shares shall be purchased, free and clear of any Encumbrances, together with all rights, benefits and obligations attached thereto or accruing to them under the conditions of the Applicable Law, at Third Execution Date.

2.5.
For the avoidance of any doubt, the Parties hereby expressly agree that the transfer of the Shares from Sellers to Buyer as contemplated in the Clause 2.1 hereto refers to Shares (actiuni in Romanian) which shall be held by the Sellers in the Company in the same percentage as the current one (i.e. Seller 1 - 90% of the Company's share capital and Seller 2 - 10% of the Company's share capital) after the transformation thereof from the existing limited liability company into a joint stock company as presented in the condition precedent to Closing provided in Clause 4.1.7 hereunder.

2.6.
As part of the Transaction, the Parties undertake to execute or cause to be executed or performed all required acts, documents and operations, as set forth herein or as required for achieving a successful transfer of all the Shares to the Buyer, pursuant to the terms and conditions set forth in this Agreement.

2.7.
The Sellers and the Buyer acknowledge that the Buyer (in respect of purchasing the Shares) and the Sellers (in respect of selling the Shares), each rely on the representations and warranties of the other, as provided in this Agreement, and on the other terms and conditions of this Agreement.

3.	THE PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

3.1.	The purchase price ("Purchase Price") to be paid to the Sellers by the Buyer shall consist of the Initial Purchase Price and the First Additional Payment and Second Additional Payment, as follows:

3.1.1.
The amount of USD 2,600,000 million (two millions and six hundred thousand USD), payable on the Closing Date by the Buyer to the Sellers, as consideration for the ownership right transfer over the Initial Shares ("Initial Purchase Price"), as follows:

3.1.1.1.	The amount of USD 2,056,250 (two millions fifty six thousand and two hundred and fifty USD), to be paid on the Closing Date to the Seller 1;

3.1.1.2.	The amount of USD 293,750 (two hundred ninety three thousand and seven hundred and fifty USD), to be paid on the Closing Date to the Seller 2;

3.1.1.3.
Subject to Clause 4.1.18. the Debts amounting up to USD 250,000 (two hundred and fifty thousand USD) to be paid and transferred by the Buyer and deposited in an escrow account following to be released by the Escrow Agent (as defined in the Escrow Agreement attached hereto as Appendix 12) to the Sellers (in respect of each of the Sellers a pro rataamount corresponding with the number of Initial Shares transferred), upon the Parties written notice under the terms and conditions provided in the Escrow Agreement attached as Appendix 12 hereto. If no Escrow Agreement will be necessary as per Clause 4.1.18, the Debts shall  be paid by the Buyer at Closing in respect of each of the Sellers a pro rata amount corresponding with the number of Initial Shares transferred.

Page 10 of 48 pages

3.1.2.
An amount equal to the First Additional Payment to be paid by the Buyer to the Seller 1 on the Second Execution Date or other date, which cannot occur later than the Payment Date provided in Appendix 1 hereto, as consideration for the ownership right transfer over the Subsequent Shares, as defined in Appendix 1 and mentioned in the relevant Short-Form SPA; for the avoidance of doubt, the Parties expressly agree that the First Additional Payment may be "0" (zero) based on the calculation mechanism set in Appendix 1, in which case the First Additional Payment will be equal to the nominal value of the Subsequent Shares, which will then be deducted from the Second Additional Payment, except, for avoidance of any doubt, the case in which the Second Additional Payment is also “0” (zero), in which case no such deduction shall be made. In such case, the Parties hereby agree to reach a solution for repayment of the nominal value of the Subsequent Shares;

3.1.3.
An amount equal to the Second Additional Payment to be paid by the Buyer to the Seller 1 on the Third Execution Date or other date, which cannot occur later than the Payment Date provided in Appendix 2 hereto, as consideration for the ownership right transfer over the Final Shares, as defined in Appendix 2 and mentioned in the relevant Short-Form SPA; for the avoidance of doubt, the Parties expressly agree that the Second Additional Payment may be "0" (zero) based on the calculation mechanism set in Appendix 2, in which case the Second Additional Payment will be equal to the nominal value of the Final Shares.

3.2.
The Parties agree that the First Additional Payment and the Second Additional Payment, calculated as per Appendix 1 and 2 hereto are capped, so that the total Purchase Price paid by the Buyer to the Sellers for all the Shares will not exceed USD 3,700,000 million (three million and seven hundred thousand USD) (the "Cap Price"). The Parties expressly agree that the Purchase Price, as calculated based on the provisions of this Agreement, is sufficient consideration for each and all of the Shares subject to transfer.

3.3.
The Parties agree that the Initial Purchase Price shall be adjusted at the Closing Date by the amount representing the difference between the actual cash balance of the Company as reflected in the balance sheet of the Company and in its bank accounts as of the Closing Date and the amount of USD 500,000 (five hundred thousand). The respective difference shall be either added to the Initial Purchase Price (in case the difference is a positive number) or decreased from the Initial Purchase Price (in case the difference is a negative number), as the case may be. For the avoidance of any doubt, negative cash balance shall mean any amount less than USD 500,000 (five hundred thousand) to be registered in the balance sheet of the Company and in the bank accounts of the Company as at the Closing Date and positive cash balance shall mean any amount in excess of USD 500,000 (five hundred thousand) to be registered in the balance sheet of the Company and in the bank accounts of the Company as at the Closing Date.

3.4.
The Parties hereby expressly agree that the Initial Purchase Price shall be also further adjusted at the Closing Date in case the Company incurs, until the Closing Date, any outstanding debt other than: (i) the Intelsat Debt; (ii) the current day to day operating debt (i.e. towards usual suppliers) which may be or become outstanding at the Closing Date and (iii) short or medium term credit facility or facilities for operating the cash flow, the outstanding value of which shall be up to EURO 50,000. The Sellers hereby agree that this adjustment mechanism shall mean that the Buyer may deduct from the Initial Purchase Price the above amounts, if such case may be, prior to actually performing the payment of the Initial Purchase Price as mentioned in Clauses 3.1.1.1 and 3.1.1.2 as at Closing Date.

3.5.
The Purchase Price and Cap Price (if such case may be) are inclusive of all Taxes that might be due in relation to the sale-purchase of the Shares and any other fees related to the payment of the Purchase Price, unless the Parties expressly agreed otherwise within this Agreement. For the avoidance of any doubt, the Parties shall bear their own bank commission expenses in relation to the Purchase Price.

Page 11 of 48 pages

3.6.
The Purchase Price and Cap price agreed under Clauses 3.1 and 3.2 do not bear VAT and they shall be paid as such (less the Tax on Capital Gains related thereto) into the Sellers’ bank accounts, such as specified hereunder.

3.7.
In case of the aforementioned amounts to be paid by the Buyer as Purchase Price or Cap Price or parts thereof, all such amounts are regarded to include at all times the Tax on Capital Gains tax due by the Sellers, which, if so required under the Applicable Law, shall be withheld and paid by the Buyer (on behalf of the Sellers) to the relevant Tax Authorities, according to the relevant legal provisions, within no more than 3 (three) Business Days as from actual payment of the Purchase Price or Cap Price or parts thereof as per the Agreement (for the avoidance of any doubts, the Parties agree that within the above-mentioned term, the Buyer shall provide to the Sellers: (i) a certified copy of the payment order of the respective amounts representing the Tax on Capital Gains; along with (ii) a bank account excerpt certified by the bank).

3.8.
The Purchase Price, less the Tax on Capital Gains related thereto, shall be transferred by the Buyer, on the dates and under the conditions mentioned in this Agreement, into the Sellers’ bank accounts to be provided in writing by the Sellers at Closing.

4.	CLOSING

4.1.
Unless expressly waived in writing by the benefiting Parties, the Closing shall be conditional upon the fulfilment of the following conditions precedent, which are material to and of the essence to this Agreement:

4.1.1.
Merger Control. To the extent this is required under the relevant regulations, the Buyer has obtained a favourable and unconditional decision issued by the Romanian Competition Council declaring that the economic concentration created under this Agreement is compatible with the relevant competition regulations.

4.1.2.
Clearance. To the extent this is required under the relevant telecom and media regulations, the Transaction contemplated hereunder and the transfer of the Initial Shares from Sellers to Buyer being priory approved by any competent Governmental Authority;

4.1.3.
Due Diligence. Following completion of the financial, legal, technical and tax Due Diligence review, the Buyer has reached satisfactory results, having been provided by the Sellers with all the information requested for such purpose.

4.1.4.
Licenses/authorizations. The Company has in place all the licenses and/or authorizations needed as per the Romanian legislation to carry out its core activity, which remain valid and usable, as they were issued by the relevant authorities, after the consummation of the Transaction as provided herein.

4.1.5.
Sellers' Approvals. The Sellers having produced all documents and approvals required under the relevant legislation, including the execution of the Company’s updated Constitutive Act, and the GMS resolution approving the execution of this Agreement, the execution of the Short-Form SPA regarding the Initial Shares, the changes in the shareholding structure, the Company’s updated Constitutive Act in a form and substance satisfactory to Buyer and the amendments to the structure and powers of the directors, such GMS resolution to be approved in a form substantially similar to that comprised in Appendix 7 hereto.

Page 12 of 48 pages

4.1.6.
Banks' Prior Approvals. The Sellers having obtained bank written approvals from Credit Europe Bank for : (i) changing the legal form of the company from limited liability to joint stock company and (ii) consummation of the Transaction;

4.1.7.
Corporate change. The Sellers having procured that the Company will have changed its corporate status from, currently, a limited liability to a joint stock company by keeping the existing percentages of Shares of the Sellers held in the Company.

4.1.8.
Shareholders’ Registry. The Sellers and the Buyer shall have registered the transfer of the ownership right over the Initial Shares into the Shareholders’ Registry and duly signed along with the Company's directors to acknowledge the transfer of the Initial Shares.

4.1.9.
No tax debt. The Sellers shall obtain an up-to-date certificate issued by the relevant Tax Authority (i.e. fiscal certificate or, in Romanian: “certificat fiscal”) ascertaining that all taxation for which the Company is liable under the applicable laws have been paid prior to the Closing Date and there are no such Encumbrances with respect to Taxation upon any of the assets or properties of the Company at the closest possible date to Closing but, nevertheless, before Closing.

4.1.10.
No outstanding debt. Without prejudice of Clause 3.4. hereto, the Company shall have no outstanding debt other than: (i) the Intelsat Debt, as restructured and partially cancelled and extinguished by Intelsat in accordance with Appendix 3 attached hereto and (ii) the current day-to-day operating debt (i.e. towards usual suppliers) which may be or become outstanding at the Closing Date and (iii) short or medium-term credit facility(ies) for operating cash flow, the outstanding value of which shall be up to EUR 50,000 (fifty thousand).

4.1.11.
Intelsat Debt restructuring. The Sellers procuring that Intelsat shall have agreed to the restructuring of the Intelsat Debt, by Intelsat executing the document in the form and substance as set forth in Appendix 3 hereto and Intelsat shall not, up to the Closing Date, make any other claims or request any additional payments on account of the Intelsat Debt, other than as agreed in the document set forth in Appendix 3 hereto.

4.1.12.
Working capital. The Company shall have a normalized level of working capital, as apparent in the Financial Statements of the Company and on the Last Accounting Date, which have been presented to the Buyer.

4.1.13.
No contrary ruling. To the best of each of the Parties’ knowledge, no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority or court or competent jurisdiction, nor any law promulgated or enacted, shall be in effect that would impose material limitations on the legal capacity of any Party to consummate the Transaction or any parts thereof.

4.1.14.	Accuracy of representations and warranties. Each Party's representations and warranties shall be true and correct in all respects.

4.1.15.	No Material Adverse Effect. No Material Adverse Effect shall have occurred in relation to the Company and any of the assets thereof until Closing Date.

Page 13 of 48 pages

4.1.16.
New Management Agreements. Cristinel having entered into a management agreement with the Company and each other key employees of the Company (as listed in Appendix 10) kept the existing ones including terms and conditions which are mutually satisfactory to such individuals and Buyer. For the avoidance of any doubt the form and substance of the management agreement of Cristinel or any of his Affiliates is provided in the Appendix 8 attached hereto (the “Management Agreement”), which shall include, inter alia, customary non-competition and non-solicitation provisions and a compensation package.

4.1.17.	Buyer's Approval. The Buyer having obtained the written approval of its Board of Directors to continue and consummate the Transaction.

4.1.18.
Waiver letters or Escrow Agreement. The Sellers presenting to the Buyer waiver letters issued by the Company’s creditors satisfactory to the Buyer concerning the writing off of the Debts or part thereof. Alternatively, if no such waivers letters shall be presented or the Debts are not entirely written off, the Parties and the Escrow Agent shall enter into an Escrow Agreement substantially in the form and content as provided in the Appendix 12 hereto.

4.2.
Upon fulfilment of any of the above conditions preceding the Closing, the respective Party shall promptly notify the other Party, in order to allow such Party to assess and confirm, as soon as practically possible, the fulfilment of the respective condition precedent.

4.3.	When all the conditions precedent mentioned above are fulfilled, the following actions shall be undertaken by the Parties at Closing Date, in the following order:

4.3.1.	The Parties have provided each other with proper documents/evidence that the conditions precedent mentioned above have been duly met;

4.3.2.	The Buyer shall instruct its bank to irrevocably transfer the Initial Purchase Price mentioned in Clause 3.1.1. above to each of the Seller’s Bank Account less the Tax on Capital Gains; and

4.3.3.	The Parties shall duly execute the Closing Certificate in a form substantially similar to that mentioned in Appendix 6.

4.4.
The Second Execution and the Third Execution shall be conditional upon the Sellers' representations and warranties mentioned in Clause 8 hereunder referring to the period up to the Closing Date remaining valid and accurate throughout the First Additional Period and Second Additional Period. Once the Second Execution and the Third Execution have respectively occurred, the aforementioned representations and warranties will be considered to have been restated and confirmed, as applicable, by each relevant Party with respect to each of the Second Execution and Third Execution.

5.	REGISTRATION

5.1.	The Parties shall cooperate to ensure the registration of the Initial Shares transfer with the relevant Trade Registry as soon as practically possible after the Closing Date.

5.2.
The actual registration of the ownership transfer of the Initial Shares with the relevant Trade Registry shall be performed by the Buyer and is conditional upon the Buyer and the Sellers having produced the documents required by the relevant Trade Registry, evidencing that all legal requirements are met under the Romanian law so that the Buyer may be registered as shareholder of the Company. The registration of the transfer of the Subsequent Shares and of the Final Shares with the relevant Trade Registry shall be performed by the Buyer and is conditional upon the Buyer and the Sellers having produced the documents required by the relevant Trade Registry, evidencing that all legal requirements are met under the Romanian law so that the Buyer may be registered as shareholder of the Company.

Page 14 of 48 pages

6.	SIMPLIFIED AGREEMENT FOR REGISTRATION WITH TRADE REGISTRY

6.1.
For the purpose of Closing the Transaction, the Parties will execute a simplified assignment agreements - the Short-Form SPAs - for the sole purpose of registration of the transfer of the Shares with the relevant Trade Register, as attached hereto in Appendix 5. The Parties specifically mention and agree that the relationships between the Parties shall be governed exclusively by this Agreement in all matters and regards thereof. The Parties expressly agree that this Agreement will not be considered to be amended, altered or supplemented in any way by the Short-Form SPAs, and the Parties agree not to use the Short-Form SPAs for any other purposes than registration of the transfer of Shares with the relevant Trade Registry and other authorities.

7.	PRE-CLOSING RESTRICTIONS

7.1.	The Sellers each undertake that, within the period between the Signing Date and the Closing Date shall, and shall procure that the Company shall:

7.1.1.	conduct the business activities in the ordinary course only and in such a way that it is consistent with the manner it had conducted activities up to the Signing Date;

7.1.2.	give access to all the premises, books and records of the Company and provide the Buyer with the requested documents and information;

7.1.3.
obtain the prior written approval of the Buyer for every decision which is may have Material Adverse Effect for the performance of the Company’s activity, in particular with regard to relationships with Intelsat, banks, suppliers and customers;

7.1.4.
generally, submit all documents and applications, meet the respective deadlines and perform such activities and sign such acts, as are required for the proper continuation of the businesses of the Company, renewal or issuance of its authorizations, permits and licenses;

7.1.5.
without prejudice to the potential liability of the Sellers, promptly notify the Buyer in writing in respect to any event or circumstance of which the Sellers become aware which is likely to be a breach of the Warranties provided in Clause 8, as well as in respect to any Material Adverse Effect and upon the commencement of, or the imminent or threatened commencement of, or upon obtaining knowledge of any facts that would give rise to any legal proceedings brought to hinder the consummation of the Transaction or any part thereof, or against or relating to the Sellers or the Company, which could materially adversely affect the Transaction or any part thereof, or the capacity of the Sellers to perform the obligations thereof hereunder;

7.1.6.
the Company shall use its best endeavours to preserve, on an arm's length terms, its present contractual relationships and the terms and conditions thereof, including by not making them more onerous for the Company;

7.1.7.	the Company does not enter into any contract which restricts the Company's ability to choose its suppliers and customers at any time;

Page 15 of 48 pages

7.1.8.	the Company shall not make any sales at an undervalue and any purchases at an overvalue which may trigger the annulment of the respective operations;

7.1.9.	the Company duly and timely pays all wages to the Staff and uses its best endeavours to procure that the contractual relationship of the Staff with the Company is in force on the Closing Date;

7.1.10.	the Company does not modify the terms and conditions of its contractual arrangements with the Staff (including salaries and bonuses);

7.1.11.
there will be no management fee or other extraordinary compensation (including bonuses) paid or payable to the Sellers or their Affiliates or the Staff and there are no other such extraordinary payments made or payable, other than: (i) customary salary payments and/or (ii) payments/compensations of the nature mentioned in this Clause 7.1.11 but that derive from arrangements/contracts executed before the Signing Date;

7.1.12.
the Company shall maintain in full force and effect the existing insurance policies or, if replaced, the new insurance policies shall provide for at least the same terms for the Company as the replaced ones, unless otherwise indicated herein;

7.1.13.
the Sellers undertake: (i) to comply in all material respects with all laws and regulations applicable to the Sellers and the Company and maintain valid all the then existing authorizations and permits of the Company, (ii) to timely make and file with Tax Authorities all Tax returns, reports and other documents due to be filed by the Company and timely pay all Tax shown to be due thereon or otherwise due and payable by the Company.

7.1.14.
without limiting the generality of the foregoing, during the period between the Signing Date and the Closing Date, the Sellers have not and shall not, except with the Buyer’s prior and express written consent, cause the Company to:

7.1.14.1.
enter into any operation (excluding payments already assumed/mandatory to the Company or other payments executed in the ordinary course of business, if any) in excess of EUR 10,000 or which may cause to the Company a Material Adverse Effect;

7.1.14.2.	declare or pay any dividend or other distribution in respect of the Shares, or make any redemption, purchase or other acquisition of any shares or any securities;

7.1.14.3.	fail to keep proper accounting records of the Company or fail to perform true and complete entries of all its dealings and transactions;

7.1.14.4.	authorize, issue, sell, offer to sell and transfer, dispose of or impose any Encumbrance on any of their Shares or on any shares of the Company’s Subsidiaries;

7.1.14.5.
sell, transfer, license or otherwise dispose of, or impose any Encumbrance on, in whole or in part on, the Company’s assets, properties or intellectual property which are connected to the Company; the Company shall maintain all its material assets in their current condition (ordinary wear and tear excepted);

7.1.14.6.	amend the Constitutive Act of the Company, save for the amendments strictly required for changing the legal form of the Company from limited liability into a joint stock company;

Page 16 of 48 pages

7.1.14.7.
adopt any plan of or resolutions providing for (or otherwise engage in any) complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or file an application for bankruptcy;

7.1.14.8.	enter into, substantially amend or terminate any Material Agreement of the Company or a Seller’s Affiliates;

7.1.14.9.	undertake or to incur any capital investments;

7.1.14.10.
borrow any money and/or make any payments out of or drawings on its bank account(s) except routine payments and related payments to be undertaken for the fulfilment of obligations provided herein or existing obligations undertaken by the Company prior to the Closing Date;

7.1.14.11.	enter into any joint venture, association and/or any other similar agreements or acquire shares in any company;

7.1.14.12.	settle or complete any litigation which has or may have a Material Adverse Effect on the Company and Transaction contemplated hereunder;

7.1.14.13.	do, permit or procure any act or omission which would constitute a breach of any of the Sellers’ Warranties.

7.2.
Each Seller hereby further undertakes not to and shall cause the Company not to perform any activity and/or sign any document on or after the Signing Date and before the Closing Date that will or could negatively affect, impede or hinder the Transaction contemplated in this SPA or any part thereof.

7.3.
For avoidance of any doubt, it is the Buyer’s intent to acquire the participations in the share capital of the Company in the form of a joint stock company and neither: (i) the Company’s share capital increase operation to be undertaken by the Sellers prior to Closing; (ii) nor the change of the incorporation form to a joint stock company and the appointment of a financial auditor shall represent or be construed of the default of the Seller’s and/or the Company in respect of the provisions of this Agreement.

8.	SELLER’S REPRESENTATIONS AND WARRANTIES

Each Seller hereby undertakes, represents and warrants to the Buyer that the following statements are true, accurate and not misleading as at the Signing Date and shall remain, in respect of the period for such statements are referring to, fully applicable and true throughout the Transaction until the Closing Date or the termination of this Agreement (whichever occurs first) if not expressly mentioned otherwise under this Clause 8:

8.1.	General

8.1.1.
Authority. The Sellers have the requisite power to execute, deliver and perform its obligations under this Agreement and no other consent or approval by, or notice to any third party or authority is required in connection with the signing of this Agreement and the transfer of the Shares.

Page 17 of 48 pages

8.1.2.
Enforceability. This Agreement and each document executed by the Sellers at or before Closing Date shall, when executed, be legally binding documents, enforceable against the Sellers and/or their successors, bringing about legal and firm commitments, in accordance with the terms of this Agreement.

8.1.3.	No Default. The execution of this Agreement, in compliance with the terms herein, will not:

(i)
breach any contractual provision or require any additional consent or trigger the creations of any Encumbrance over the Company’s assets or over the Shares or over the assets of or shares in the Subsidiaries, on the basis of any agreement or undertaking that may produce negative effects over the Sellers or the Company;

(ii)
constitute a default or an event which, with the service of notice, the passage of time or the making of any determination, would constitute a default under any agreement or commitment which may produce negative effects over the Sellers or the Company or the Subsidiaries;

(iii)
result in the Company and/or a Subsidiary losing the benefit of, or adversely affect, any asset, grant, subsidy, right, permit, authorization, license or privilege which it enjoys at the date of this Agreement;

(iv)
conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any agreement or arrangement to which the Company or a Subsidiary is a party or any legal or administrative requirement by which the Company or a Subsidiary is bound.

8.1.4.
Information. All information and documents provided or caused to be provided to the Buyer or to individuals and/or legal entities acting on their behalf, by the Sellers and/or the Company, for the purpose of and in the course of negotiations leading to execution of this Agreement are true, sincere, complete and accurate in all material respects. All information relating to the Company, which is known to Sellers and which would materially affect the Buyer has been disclosed to the Buyer in writing prior to the Closing Date.

8.1.5.	Statements. All statements given by the Sellers under or pursuant to this Agreement are true, complete and accurate in all respects.

8.1.6.
Approvals: For the purposes of entering into new agreements or amending the existing ones, The Company has obtained all the required approvals from the Credit Europe Bank and as such are provided in the facility agreements and all the addenda connected thereto concluded by the Company with the latter bank.

8.2.	Corporate

8.2.1.
The Company has been incorporated in accordance with the laws of Romania and has all necessary licenses, permits and authorizations to carry out all of its current business activities; the Constitutive Act of the Company has been duly registered, is valid and shall remain unchanged until the conclusion of the amended Constitutive Act, pursuant to the provisions of this Agreement;

8.2.2.
The Company’s share capital as such will result from transformation of the limited liability into joint stock company shall be held by Cristinel - 90 % of the Company’s share capital - and by Mihaela - 10% of the Company’s share capital;

Page 18 of 48 pages

8.2.3.
The Sellers are the sole owners of the Shares (in the percentages mentioned above) and are entitled to sell and transfer to the Buyer the full and exclusive ownership over the Shares upon the terms of this Agreement, without the consent and/or approval of any third party;

8.2.4.
There are no resolutions of the Company’s GMS that could hinder the sale of the Shares, nor any resolutions to approve or envisage the merger with a corporate body or any other person, increase in the share capital of the Company or to declare and/or approve distribution of dividends.

8.2.5.	The Shares have been properly allotted, duly subscribed, are fully paid up and, for purposes of Applicable Law, have been duly registered and issued to the Sellers;

8.2.6.
There is no Encumbrance, and there is no agreement or obligation to create or give an Encumbrance, in relation to any of the Shares. To the best knowledge of the Sellers, no person has claimed to be entitled to an Encumbrance in relation to any of the Shares and there are no promises over the transfer of Shares made by the Sellers towards third parties;

8.2.7.
Other than this Agreement, there is no agreement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a Share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion);

8.2.8.	There are no rights of third parties to the annual earnings, assets and/or proceeds of the Company, including those that may result out of liquidation/windup procedures;

8.2.9.
The Company is the legal owner of the shares in the Subsidiaries, as follows: (i) Eastern Space Systems Bulgaria EOOD, registered in the Commercial Register at the Registry Agency of the Republic of Bulgaria under registration number (EIK) 12180821, in which the Company holds 100% of the shareholding; and (ii) I.M. Focus-Sat Moldova S.RL., a company incorporated and existing under the laws of the Republic of Moldova, having its headquarters at No. 7 Alexandru cel Bun St., Chişinău, Rep. of Moldova, registered with the relevant Trade Registry under no. 0207149, VAT No. 1007600042389, in which the Company holds 5% of the shareholding; the Company has no participation in other legal entities nor has it concluded any agreements regarding such participation in other legal entities;

8.2.10.
The Company has not entered into any security agreement, guaranty, joint liability, assumption of debt, accession to debt or debt guaranty to the benefit of third parties, including the Sellers; the same is applicable for the Subsidiaries;

8.2.11.
The Company has not granted a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company’s behalf (other than the authority for a director, other officer or employee to enter into an agreement in the usual course of that person’s duties);

8.2.12.	The Company does not have any branch or agency or other commercial establishment other than the Subsidiaries.

Page 19 of 48 pages

8.2.13.	The latest version of the Constitutive Act executed by the Sellers and duly registered with the Trade Registry is the one dated 25 January 2011.

8.2.14.	The Company has distributed the dividends to its shareholders in compliance with the provisions of the facility agreements concluded with Credit Europe Bank.

8.3.	Financial matters - general issues

8.3.1.
The Financial Statements of the Company have been prepared in accordance with the relevant regulations and have been duly approved by the shareholders of the Company in general meetings pursuant to the Constitutive Act of the Company and the applicable laws and fully and properly describe all taxes and other tax related requirements;

8.3.2.
The Financial Statements are a true and fair view of the Company’s status of business, and of the Company’s assets, liabilities and profit. The Company has set up sufficient internal controls to ensure that any transactions have been and are properly recorded and valued in the accounts in accordance with legal provisions in force;

8.3.3.
The results shown by the audited profit and loss accounts of the Company in accordance with the Financial Statements have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

8.3.4.	There are no outstanding claims, interest or penalties in respect of Taxation or any unpaid Taxation other than those provided for in the Financial Statements;

8.3.5.
All returns, computations, claims, contributions, elections and notices which are or have been required to be made or given by the Company for any Taxation purposes have been made on a proper basis and are up to date and correct and the Company has received no notice that any of them is subject of any dispute with any Tax Authority.

8.3.6.
All Taxation and contributions for which the Company has been liable to pay, deduct, withhold or collect for payment, have, insofar as such Taxation ought to have been paid on or before the Closing Date in accordance with the relevant legal provisions, been paid to the relevant Tax Authority and there are no Encumbrances with respect to Taxation upon any of the assets or properties of the Company;

8.3.7.	All the books of account and other material records of the Company are in the Company’s possession and have been at all times properly kept and maintained as required by law;

8.3.8.	There are no off-balance sheet commitments, actual or contingent, made, given, entered into or incurred by or on behalf of the Company;

8.3.9.
The Company has not received from any Tax Authority any payment to which it was not entitled and, to the best of knowledge of the Sellers, has not received any tax assessment in which its Tax liability was understated;

8.3.10.
In the 5 (five) years prior to the Signing Date and currently, the Company is and has not been a party to or otherwise involved in any transaction, agreement or arrangement which, regarded as a stand-alone operation, is not at arm’s length, or any transaction, agreement or arrangement (whether or not at arm’s length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Company.

Page 20 of 48 pages

8.4.	Changes after the date of the Last Accounting Date

8.4.1.
Since the Last Accounting Date (a) the Company's business has been operated in the usual way (b) there has been no Material Adverse Effect in the financial or trading position or prospects of the Company; and (c) no material change has occurred in the assets and liabilities shown in the Financial Statements and there has been no reduction outside the normal market fluctuation in the value of the net tangible assets of the Company on the basis of the valuations used in the Financial Statements.

8.4.2.	Since the Last Accounting Date:

(i)
the Company has not, other than in the usual course of its business: (a) acquired or disposed of, or agreed to acquire or dispose of, an asset; or (b) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent);

(ii)	the Company has not, other than in the usual course of its business factored, sold or agreed to sell a debt;

(iii)
the Company has not, other than in the usual course of its business made, or agreed to make, any capital expenditures or incurred, or agreed to incur, a commitment or commitments involving any capital expenditures not disclosed to the Buyer;

(iv)
the Company's businesses have not been, otherwise than in the normal course, materially and adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses and to the best of the Seller's knowledge, information and belief, no fact or circumstance exists which might have a material and adverse effect on the Company's business;

(v)	the Company has not declared, paid or made a dividend or distribution except as provided in the Financial Statements;

(vi)	the Company has not changed its accounting reference period;

(vii)	the Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

8.5.	Immovable Assets

8.5.1.	The Company does not own, hold or have any other legal title over immovable assets, other than the lease agreement for the Company’s headquarters.

Page 21 of 48 pages

8.5.2.
The Company has a valid title to use the locations from which it operates pursuant to valid and binding legal title. The Company is compliant with the terms thereof and no written claim of any default thereunder has been received by the Company which has not been cured and consummation of the Transaction will not give rise to any right of termination or loss of any rights of use currently enjoyed under such lease agreements. All rent and other sums and charges payable and which, from time-to-time, were due, under such legal titles, have been paid accordingly by the Company.

8.5.3.	There are no notices received by the Company, negotiations or proceedings pending concerning rent increases in relation to the locations from which the Company operates.

8.5.4.
The use by the Company of the headquarters is the permitted or lawful use for the purpose of the applicable planning laws. The necessary planning permission has been granted in respect of the developments carried out by the Company in relation to the locations and all necessary consents have been obtained for such developments.

8.6.	Movable Assets

8.6.1.
Each asset included in the accounts and each asset used by the Company or which is in the reputed ownership of the Company is (a) legally and solely owned by the Company free of any Encumbrance except for the pledges constituted over the Company’s movable assets in favour of Credit Europe Bank Romania S.A. and (ii) where capable of possession, in the possession or under the control of the Company.

8.6.2.
All assets owned, possessed or used by the Company are in good condition and normal wear and tear as per the working order and have been regularly checked and properly maintained by the Company and used in accordance with the destination thereof.

8.6.3.
The electronic equipments used by the Company for the activity thereof are adequately installed and functioning in good operating condition and the maintenance and repair thereof have been performed so that the business of the Company will not be materially affected or there will be major disruptions of the Company’s activity.

8.6.4.
The assets owned by the Company are sufficient to enable the Company to perform its telecommunication business in the ordinary course of business as performed prior to the Signing Date and observe the legal requirements and standards applicable to the provisions enacted and standards imposed in the telecommunication field.

8.7.	Agreements

8.7.1.
The obligations that derive from any of the agreements entered into by the Company have been fulfilled by the Company in such a manner that there are no circumstances or grounds that could lead to justified notices of default or claims under these agreements.

8.7.2.
Up until the Closing Date, the Sellers shall procure that Intelsat shall not make any other claims or request any additional payments towards the Company and/or Buyer on account of the Intelsat Debt, other than as agreed in the document set forth in Appendix 3 hereto.

Page 22 of 48 pages

8.7.3.
Neither the Company nor the Sellers have any legal obligation, nor are the Company or the Sellers currently negotiating with any person other than the Buyer to sell or promise to sell any of the Shares or any portion thereof, to effect any merger, consolidation or other reorganization of the Company, or to enter into any agreement with respect thereto.

8.7.4.
To the best of the Sellers’ knowledge, information and belief, no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

8.7.5.
The Company is not in material breach of the agreement, arrangement or obligation. To the best of the Seller's knowledge, information and belief, no fact or circumstance exists which might give rise to a breach of this type.

8.7.6.	The Company is not a party to, and is not liable under, a long-term (i.e. greater than 3 (three) years), onerous or unusual agreement, arrangement or obligation including, without limitation:

(i)	an agreement, arrangement or obligation entered into other than in the usual course of its business;

(ii)	an agreement, arrangement or obligation entered into other than at arm's length;

(iii)
an agreement, arrangement or obligation restricting the Company's freedom to operate the whole or part of its business or to use or exploit any of its assets (excluding any restrictions which may have been imposed in this respect by any entity or entities financing the Company);

(iv)	a sale or purchase, option or similar agreement, arrangement or obligation affecting an asset owned, occupied, possessed or used by the Company or by which the Company is bound; or

(v)	a material agreement, arrangement or obligation with which the Company cannot comply on time or without undue or unusual expenditure of money or effort.

8.7.7.
The Company is not a member of a joint venture, consortium, partnership or association (other than a bona fide trade association) or a party to a distributorship, agency, franchise or management agreement or arrangement.

8.7.8.
There is, and respectively there has been, in the period of 3 (three) year prior to the Signing Date, no (i) agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which the Sellers, a member of the board of directors of the Company or a family member of such a person were interested or (ii) any other related-party agreements (including, without limitation – loan agreements, etc), in both cases save for those disclosed to the Buyer prior to Closing Date which should have been terminated prior to Closing Date, if not otherwise agreed by the Parties.

Page 23 of 48 pages

8.7.9.	No person is entitled to receive from the Company a finder's fee, brokerage or commission in connection with this Agreement or anything contained in it.

8.7.10.	The Company’s commercial contracts which are pending at the Signing Date are those listed in Appendix 9.

8.8.	Employment

8.8.1.
The Company has kept the Labor Books (carnetele de munca), Employee Evidence Register (registrul de evidenta al salariatilor) and the other required records and registration regarding its employees in accordance with the Applicable Law, including registration with the labour authorities. The Company has in place all the regulations required by the Applicable Law and has initiated negotiations with the Employees for conclusion of collective employment agreements or any other similar agreements at the Company's level, if required by the Applicable Law;

8.8.2.
The Company has no pre-existing obligation, which is due upon or after Closing Date, to make either severance or compensation or any other kind of payments to former employee and/or director with whom the employment/mandate relation will be terminated before the Closing Date.

8.8.3.
The Company has fully and timely complied with all duties and obligations arising under the applicable regulations regarding the payment of taxes, charges and contributions to be charged in consideration of or in connection to the employment relationships. All due salary-related duties have been fully paid to the employees and the Company has fully paid any social security contributions, pension payments or other sums payable with respect to the employees.

8.8.4.
All arrangements providing retirement, death, disability or life assurance benefits within the Company are and have been established, approved (if applicable), registered (if applicable) and qualified (if applicable) in all material aspects in accordance with the laws applicable to these arrangements, and no Tax, penalties or fees other than in the ordinary course of business are owing or payable in respect of any of the arrangements.

8.8.5.	All the agreements with the individual collaborators and/or partners thereof in the form of management services have been concluded in compliance with Applicable Law.

8.8.6.	The Company has concluded fixed term agreements with its employees in full observance of the labor law provisions.

8.8.7.
The labor agreements used by the Company in connection with its employees, irrespective whether such are on fixed or undetermined period of time, are drafted and used in compliance with the labor provisions and they contain all the clauses mandatory to be included therein, including the working schedule of the respective employees.

8.8.8.
The Company has communicated to the all its employees the internal regulation (and all further amendments related thereto) under the signature of receipt given by the employees. The Company has drafted the internal regulation in consistence with the law provisions in force.

Page 24 of 48 pages

8.8.9.
To the Sellers’ best knowledge, there are no pending litigations or disputes with the Company of any of the current or former employees and no judge rule or decision has been issued against the Company to oblige the latter to reintegrate the employee/employees and pay the corresponding proceeds related thereto.

8.9.	Compliance with laws, regulations and permits

To the Sellers’ best knowledge:

8.9.1.
The Company has, at all relevant times, conducted and is conducting its business, and is dealing and has dealt with its assets, in all material respects, in accordance with all Applicable Law and best practices in Romania.

8.9.2.
The Company is not in default of any order, decree or judgment of any court or authority and no sanction has been imposed by any institution of the Romanian State, Governmental Authority or Tax Authority (including the Ministry of Public Finance, etc) or by the institutions of another jurisdiction.

8.9.3.
Neither the Company nor any person for whose acts or defaults it may be vicariously liable (a) induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement; (b) offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or (c) directly or indirectly made an unlawful contribution to a political activity.

8.9.4.
The Company has all necessary licenses, authorizations, certificates, permits and other evidences of any authority required by Applicable Law to conduct its core telecommunication business which should have been obtained and these are valid and in full force and effect. No such licenses, approvals or authorizations have been revoked, suspended, cancelled, modified, varied, supplemented, restricted or not renewed or are subject to any special condition (in whole or in part); and there are no circumstances which indicate that any such licenses, approvals or authorizations may be revoked, suspended, cancelled, modified, varied, supplemented, restricted or not renewed or made subject to any special condition (in whole or in part).

8.9.5.
No special condition in relation to any business undertaken by the Company has been imposed by any competent public authority. No direction, order, notice or other communication requiring any action to be taken or matter dealt with by the Company has been received by the Company from or issued in its respect by any competent public authority or body which remains outstanding.

8.9.6.
Neither the Company nor any Staff, directors, officers, employees, consultants, agents or representatives of the Company have, since incorporation of the Company, been the subject of any censure, warning, prosecution, dispute, disciplinary or enforcement proceedings, investigation, exercise of own-initiative powers or powers of intervention or order of any competent public authority or body, including criminal prosecution, no such action is current, pending or has been threatened by any competent public authority or body and there are no circumstances which indicate that any such action is likely to occur.

8.9.7.
Until the Closing Date, the Company has promptly filed all statements and applications and effected all registrations required by the relevant regulations to which it is subject and all such statements and reports complied with the regulations applicable thereto. The Company has not been summoned or otherwise become aware of any proceeding for the revocation or suspension of the authorizations, permits or licenses of the Company, nor, to the best of knowledge of the Sellers, has any event happened which could have that effect;

Page 25 of 48 pages

8.9.8.
Until the Closing Date, there are no proceedings or investigations by any court, prosecuting body or authority relating to (i) any use by the Company or representative/employee of the Company of any corporate or other funds for unlawful payments, (ii) the acceptance or receipt of any unlawful contributions or payments (iii) any breaches of the laws regarding money laundering, fraud, tax evasion.

8.10.	Litigations

8.10.1.
The Company is not summoned, has not been otherwise informed or become aware or is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, court, department, board, agency or arbitral tribunal, either against a public or a private body or entity which may result in a Material Adverse Effect in relation to the Company. For the avoidance of any doubt, any insolvency/bankruptcy procedures in which the Company is involved, as a creditor, at the Signing Date shall not be considered as having a Material Adverse Effect on the Company.

8.10.2.
There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Company or any person for whose acts the Company could be held liable issued within proceedings the Company has been summoned for or otherwise been informed or become aware of.

8.11.	Insurance

8.11.1.
The Company and, in connection with its telecommunication business, its Staff hold all insurance policies required by the Applicable Law or any Governmental Authority. The Company is in compliance with all terms and conditions contained in all such insurance policies and nothing has been done or omitted to be done which would make any policy or insurance void or voidable, or which may involve any reduction or mitigation of any insurance proceeds under any policy or insurance. All premiums in relation to the insurance policies have been duly paid when they were due.

8.11.2.	All of the aforementioned insurance policies are valid for at least 3 (three) months after the Signing Date.

8.11.3.	The Company does not have any outstanding insurance claims.

8.11.4.	To the best of Sellers’ knowledge, no insurer has ever cancelled or refused to accept or continue any insurance in relation to the Company.

8.11.5.	There are no circumstances which are reasonably likely to result in the renewal of any of the material insurance policies being refused or to an increase in premium.

8.12.	Environment

8.12.1.
The Company holds the requisite authorizations and approvals related to environmental matters provided by the relevant regulations and legal provisions. The Company has complied with the terms and conditions of each environmental permit, authorization and/or approval and all environmental provisions in force. No expenditure or work is or will be necessary to comply with or obtain an environmental permit, authorization and/or approval for duly carrying out the Company’s business activities.

Page 26 of 48 pages

8.12.2.
The Company is in full compliance with all environmental legal provisions and has no liability (actual or contingent) to re-instate or clean up any land or other asset on or before the Closing Date. No fact or circumstance exists which might give rise to this type of liability.

8.12.3.	There are no environmental liabilities nor circumstances or grounds which could give rise to a current or future claim for an environmental liability.

8.12.4.
Neither the Company, nor a person for whose acts or defaults the Company may be liable, is involved or has, during the two years prior to and ending on the date of this Agreement, been involved in an environmental proceeding. No environmental proceeding is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be liable. There is no outstanding notice, judgment, order, decree, arbitration award or decision of a court, tribunal, arbitrator or governmental agency involving the Company or any such person relating to any such matters as are mentioned in this warranty.

8.12.5.	There is no and has been no environmental investigation concerning the Company and none is pending or threatened.

8.13.	Intellectual Property, Data Protection And Information Technology

8.13.1.
The Company holds the right, title and unrestricted interest, without any payment obligation or other security interest, in all intellectual property rights which are used or proposed to be used in, or necessary for, its business.

8.13.2.	The Company has not infringed the intellectual property rights of any Person.

8.13.3.	The Company is fully compliant with the requirements of the data protection legislation.

8.13.4.
The information technology owned by the Company or which the Company has the right to use under the terms of an agreement constitutes in all material respects the information technology necessary for the carrying on of its business in the manner and to the extent to which it is conducted as at the Signing Date.

8.14.	Sellers' other covenants

8.14.1.	Further, the Sellers hereby covenant the Buyer that the Transaction or any stage thereof will not cause any business interruption or dysfunction for the Company.

9.	BUYER’S REPRESENTATIONS AND WARRANTIES

9.1.	The Buyer warrants to the Sellers that:

9.1.1.	it is a company organised and existing under the laws of the jurisdiction of its incorporation;

9.1.2.
it has the legal right and full power and authority to enter into and perform its obligations under this Agreement which, when concluded, shall constitute valid, firm and binding obligations of the Buyer, in accordance with its terms;

Page 27 of 48 pages

9.1.3.
the execution and delivery of and the performance by it of its obligations under this Agreement shall not violate any provision of law, rule or regulation, order, judgment, statute or decree applicable to it, and it does not conflict with any contract, agreement or other arrangement to which any of them is a party or by which it is bound.

9.1.4.
save for the Board approval of the Buyer, no filing, consent or approval is required for the execution hereof or of any other Transaction document by the Buyer or for the consummation of the Transaction contemplated herein;

9.1.5.
the Buyer has and shall continue to have all necessary financial resources in order to execute its obligation to pay the Purchase Price (up to the Cap Price, as adjusted, if the case may be), as contemplated herein.

10.	TERMINATION

10.1.	This Agreement may be terminated:

10.1.1.
by the Buyer, by serving a written notice to the Seller, if the conditions precedent listed in Clause 4.1 hereto which are to be accomplished by the Sellers or other conditions precedent listed in Clause 4.1 hereto are not fulfilled to the satisfaction of the Buyer and the Closing does not occur. Once the termination notice has been served by the Buyer to the Sellers, the Agreement shall be de jure terminated without any other formalities, grace period or intervention of the Court being required for such termination and without payment of any damages and/or expenses between the Parties;

10.1.2.	by mutual agreement of all Parties in writing;

10.1.3.	by any non-defaulting Party as provided in Clauses 12.3 – 12.5 hereunder.

10.2.
This Agreement may be terminated by the Sellers (acting jointly) or any of the Sellers, if the conditions precedent contained in Clause 4.1.17 hereof is not fulfilled to the satisfaction of the Sellers and the Closing does not occur due to reasons non-attributable to the Sellers or any of the Sellers. Once the termination notice has been served by the Seller(s), the Agreement shall be de jure terminated without any other formalities, grace period or intervention of the Court being required for such termination and without payment of any damages and/or expenses between the Parties.

11.	NON-COMPETITION & NON-SOLICITATION

11.1.
The Sellers hereby undertake that for the entire period until consummation of the Transaction and commencing with the Third Execution Date and for a period of 1 (one) year thereafter they shall not (either directly or indirectly) compete with the Company or the business of the Buyer on the specific telecommunication market where the acquired Company is active.

11.2.
The Sellers hereby undertake that during a 3 (three) year period from Closing Date they will not, directly or indirectly, for themselves, or through, on behalf of, in conjunction with any person or legal entity, or any of their Affiliates, actively solicit or entice away (or try to solicit or entice away) or encourage a person who is (at the date of this Agreement) a key employee/consultant of the Company necessary for the operation of the business of the Company (as listed in Appendix 10 attached hereto).

Page 28 of 48 pages

11.3.
The Buyer hereby undertakes that, in case the Closing does not occur (for any reason), it will not and it will determine all its shareholders, directors, managers, employees, its advisers, and, in general, any person or entity acting on its behalf, not to solicit or entice away (or try to solicit or entice away) or encourage a person who is (at the date of this Agreement) a key employee/consultant of the Company, to alter in any way or terminate such person’s relationship with the Company unless such potential actions are not based on confidential information transmitted by the Sellers in the context of the Transaction and in relation to such persons. For avoidance of any doubt, the provisions of this Clause 11.3 shall survive the termination of this Agreement (irrespective of the reason for such termination).

12.	CLAIMS AND INDEMNIFICATION

12.1.
Except for those foreseen under Clause 10.1.1, each of the Parties will be fully liable for the performance of the covenants, obligations and/or duties arising under this Agreement, as well as for the representations and warranties given under this Agreement and for the performance of their respective obligations and covenants undertaken hereunder. It is agreed that the indemnification will be determined so that the Aggrieved Party and/or the Company could regain the position it would have enjoyed had the respective warranties been true, accurate and complete or the respective covenants, duties and/or obligations being duly and entirely fulfilled.

12.2.
The Party breaching this Agreement (the “Party in breach”) shall fully indemnify and hold harmless the other Party (the “Aggrieved Party”) in order to cover all claims, losses, liabilities, obligations, damages, costs and expenses, including reasonable court and advisers’ fees (the “Losses”) within the limit of the Purchase Price, in relation to:

(i)	any breach or inaccuracy of any representation or warranty undertaken in this Agreement;

(ii)	any breach of any covenant or obligation undertaken in this Agreement:

For the avoidance of any doubt, the Parties agree, as example, that the following may constitute Losses: (a) for the Sellers: the Buyer’s failure to pay the Price under the conditions of this Agreement; and Losses caused to the Sellers (and/or to the Company before/after Closing Date) in case of failure to observe the representations and warranties or any other obligation or covenant of the Buyer provided in this Agreement; (b) for the Buyer: the Sellers’ failure to transfer the ownership over the Shares as per the conditions of this Agreement, Losses caused to the Buyer (and/or to the Company before/after Closing Date) in case of failure to observe the representations and warranties or any other obligation or covenant provided in this Agreement under Clause 8 hereto;

12.3.
In the event a Party considers that the other Party has breached any of the representations/warranties given or any covenant and/or obligation undertaken in this Agreement, then the Aggrieved Party shall send a request for indemnification in writing to the Party in breach (“Notice of Claim”). The Notice of Claim shall: (a) refer to the respective breach; (b) specify the estimated size of the claim (including the estimated Losses suffered or likely to be suffered by the Aggrieved Party); and (c) provide any available and relevant details in relation to the respective breach. The documentation relating to the claim shall be attached to the Notice of Claim.

12.4.
In the event that any or both of the Sellers are considered to be a Party/Parties in breach and if, within 30 (thirty) Business Days from the date of transmission of a Notice of Claim by the Buyer to the Sellers, the latter have not resolved to the satisfaction of the Buyer the Notice of Claim, then the Buyer will be entitled, without prejudice to any other remedy it may have under this Agreement or law, to set-off the Losses connected to the Notice of Claim from the First Additional Payment and/or from the Second Additional Payment.

Page 29 of 48 pages

12.5.
In the event that, within 30 (thirty) Business Days from the date of transmission/receipt of the Notice of Claim, the Parties have not reached an amicable settlement of the matter, each of the Parties may use any available legal means. It is expressly confirmed by the Parties that in case of urgent actions/matters, legal actions may be taken without any prior lapse /passage of time (including the prior time/formalities required for attempts of amicable settlement).

12.6.
The Parties' right or ability to claim damages, compensation or other relief in respect of any breach under this Agreement shall not be in any way reduced/affected on the grounds that the respective Party may, before Closing Date, have had actual knowledge of the matter giving rise to the claim.

12.7.	The Sellers will be held jointly liable towards the Buyer for any liability, Loss or claim arising hereunder.

13.	FORCE MAJEURE

Non-performance of either Party shall be excused to the extent that performance is rendered impossible or delayed by events which, being beyond and outside the control of a Party, are cumulatively: unforeseeable, unavoidable and insurmountable, including, for instance: earthquakes, acts of war, revolution, insurrection, military take-overs, natural disasters, nuclear shock, other acts or events complying with the above-mentioned criteria (the “Force Majeure”), provided that the non-performing party gives prompt notice of such Force Majeure conditions to the other party, and makes all reasonable efforts to perform the Agreement. The non-performing party shall provide the other party within the shortest possible delay with a certificate of Force Majeure or a similar document issued by the relevant authority certifying the occurrence and duration of Force Majeure event.

14.	AMENDMENTS. WHOLE AGREEMENT

14.1.	No amendment or change hereof or addition hereto shall be effective or binding on either Party unless agreed in writing and executed by duly authorized representatives of each Party.

14.2.
This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms, which having been agreed by the Parties beforehand, have been amended through this Agreement.

15.	CONFIDENTIALITY. PUBLIC ANNOUNCEMENTS

15.1.
The Parties undertake to treat as private and confidential this Agreement and all data and information relating thereto and arising therefrom, as well as any documents and information exchanged in the course of their previous negotiations and contacts.

15.2.
All information and documents provided by or on behalf of the Sellers to the Buyer (or its representatives or advisers) or provided by or on behalf of the Buyer to the Sellers (or their representatives and advisers) in relation to the Transaction shall be kept confidential and shall not be directly or indirectly used for any competitive or other commercial purpose or for any purpose whatsoever; nevertheless, the Closing having occurred, the Buyer may use such information for exercising its rights and obligations under this Agreement and its shareholder quality in the Company. The terms of this Agreement and of any related Transaction documents and the negotiations leading to this Agreement shall be kept confidential by the Parties. Each Party will cause its advisers, employees, and representatives having access to such information to keep the confidentiality thereof and to comply with the obligations restricting the use of such information.

Page 30 of 48 pages

15.3.	The obligation of the Parties and their representatives, employees, advisers to keep confidential the above mentioned information shall not apply to any information which:

(i)	was then generally known to the public;

(ii)	became known to the public through no fault of the Party who received the information from a third party not bound by an obligation of confidentiality;

(iii)
represents disclosures in accordance with an order of a court of competent jurisdiction or regulatory authority or in accordance with the applicable laws and regulations or rules of any recognized stock exchange or necessary disclosure to a bank or financial institution, which the Party receiving the information must comply with;

(iv)
represents disclosure which is made to professional advisers of the Buyer, shareholders of the Buyer or other entities in the Buyer group or the Sellers' on terms that such professional advisers, shareholders or third parties, undertake in writing to comply with the confidentiality provisions set out in this Agreement, in respect of such information, as if they were a party to this Agreement;

(v)	could be used by the Party receiving it on the basis of the other’s Party prior written approval regarding the disclosure or use of the information;

provided that prior to disclosure or use of any information pursuant to this Clause 15.3, the Party concerned shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

15.4.
In furtherance of the above-principle, any public statement, press release or announcement issued by one of the Parties regarding the Transaction or any subject matter of this SPA shall require the other Party’s prior consent.

15.5.
Each of the Parties undertakes not to make or publish in verbal, written or any other form, any disparaging remarks or negative comments to any third party regarding or alluding to any of the other Parties or any of their Affiliates and/or representatives.

15.6.	The provisions of this Clause 15 shall survive the termination (irrespective of the cause) of this Agreement.

16.	NOTICES

16.1.
A notice or other communication given under this Agreement shall be made in writing in English and shall be served (only personally or by mail services with confirmation of receipt) by delivering it to the Party due to receive it at the address set out below.

16.2.	A notice so addressed shall be deemed to have been received:

(i)
if personally delivered, at the time of delivery, save that if such notice or communication is received after the end of normal working hours (from 9.30 to 17.00, local time), such notice or communication shall be deemed to have been received on the next business day;

(ii)	if sent by pre-paid recorded delivery or registered mail, at the date provided in the document evidencing receipt of correspondence.

Page 31 of 48 pages

16.3.	The Parties’ addresses for the purposes of communications under this Agreement are:

(i)	For the Buyer: Hnegev St, POB 1056, Airport City, Israel – Mr. Shmuel Koren

(ii)	For the Sellers: 48 Calea Floreasca, 1st District, Bucharest – Mr. Cristinel Popa.

17.	TRANSFER OF RIGHTS AND OBLIGATIONS

17.1.	This Agreement cannot be assigned or otherwise transferred to any third party unless the transferor receives in writing the prior consent of the other Parties to such end.

17.2.
Notwithstanding the above, the Buyer shall have the right to freely transfer and assign the benefit of this Agreement or any part thereof, together with all liabilities, undertakings and obligations attached thereto, to any Affiliate, without any formality to be performed to this effect, other than the signing of an addendum to this Agreement for acknowledging such transfer, whereas the Sellers shall have no right to oppose thereto. In such a case, the Buyer shall continue to remain liable to the Sellers, alongside the transferee (i.e. Affiliate of the Buyer), for all liabilities, undertakings and obligations arisen from this Agreement and so transferred.

18.	COSTS

Each Party shall pay its own costs and expenses incurred in connection with entering into this Agreement and the preparation and negotiation of the Transaction documents, including, inter alia, the cost of the consultants, taxes to be paid to the relevant authorities.

19.	GOVERNING LAW. ARBITRATION

19.1.	This Agreement shall be governed by and construed in accordance with the Romanian laws.

19.2.
The Parties shall attempt to resolve amicably and informally any claim or dispute between them relating to this Agreement. Any dispute which cannot be amicably settled within 30 (thirty) days after receipt by the relevant other Party of a Party’s request to do so shall be submitted for settlement by arbitration by the International Court of Arbitration of the Bucharest Chamber of Industry and Commerce, in accordance with its Arbitration Rules as in force, to the extent that such Arbitration Rules in force allow the Parties to freely appoint the arbitrators forming the Arbitration Tribunal, which shall be composed of 3 (three) arbitrators, 1 (one) appointed by each Party and the super arbiter appointed jointly by the Parties (the “Arbitrator’s Free Appointment Rule”). If the Free Arbitrator’s Appointment Rule is met at the time of dispute, the Parties hereby agree upon the following supplementary rules (i) the seat and place of arbitration shall be Bucharest and the English language shall be used throughout the arbitral proceedings; (ii) any arbitration procedure in connection with this Agreement shall always be carried out within the shortest period permitted under the Arbitration Rules in force at the time of the arbitration, without being necessary for the Parties to grant such consent or fulfil any further formalities at the time of the arbitration; (iii) where the rules do not provide for a particular situation, the arbitrators shall in their absolute discretion determine what course of action should be followed and such decision shall be final.

Page 32 of 48 pages

19.3.
By agreeing to arbitration pursuant to this Clause 19, always subject to the fulfilment of the Arbitrator’s Free Appointment Rule, the Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, in so far as such waiver may be validly made and also, recognize that the arbitrators’ award shall be final and binding on the Parties to the dispute.

19.4.
If the Arbitration Rules in force at the time of the dispute do not allow the observance of the Arbitrator’s Free Appointment Rule, the dispute shall be resolved through ad-hoc arbitration, with the observance of the supplementary rules set forth by Clause 19.2. above. The arbitrators’ award shall be final and binding on the Parties to the dispute. Nevertheless, if the ad-hoc arbitration cannot be commenced within 60 (sixty) days after receipt by the relevant other Party of a Party’s request to amicable settle the respective dispute, the ordinary courts of law situated in Romania shall be competent to resolve the dispute.

20.	WAIVERS

20.1.
Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the Party who has given the waiver from subsequently relying on the provision it has waived.

20.2.	A Party that waives a right in relation to one Party, or takes or fails to take any action against that Party shall not have its rights affected in relation to any other Party.

20.3.
No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

20.4.	Unless specifically provided otherwise, rights and/or remedies arising under this Agreement are cumulative and do not exclude rights and/or remedies provided by law.

21.	SPECIFIC UNDERTAKINGS

Each Party shall immediately notify the other Party of any change in its address or other details specified in Clause 16. Such notification shall only be effective on the date specified in such notice or in 5 (five) business days after the notice is given, whichever is later. If a Party does not notify the other of any such changes, notices or other communications directed to the address in Clause 16 shall be deemed valid.

22.	SEVERABILITY

In the event that any of the provisions of this Agreement is or becomes thereafter illegal, invalid or unenforceable under the applicable law, the legality, validity and enforceability of the other provisions of this Agreement shall not be affected or prejudiced by it. The Parties will discuss in good faith in order to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision which fulfils, to the extent possible, the initial commercial purpose of the invalid provision.

Page 33 of 48 pages

23.	ENTIRE AGREEMENT

This Agreement and its Appendices hereto contains the entire agreement and understanding of the Parties and supersedes any prior agreement or understanding regarding the subject matter contained herein, including the Memorandum of Agreement dated March 10, 2015. No Party hereto shall be entitled to rely on any prior agreement, understanding or arrangement which is not expressly set forth in this Agreement.

24.	RELATIONSHIP OF THE PARTIES

Except as expressly provided otherwise in this Agreement, nothing herein shall authorize a Party to act for, represent or bind any other Party by entering into any contract or assuming any obligations or making any warranty or representation on behalf of the other Parties or in any other way.

25.	HARDSHIP

Each Party hereby declares it understands and assumes the risk of the occurrence of a change (irrespective of the nature or importance of such changes) in the circumstances that led to the respective Party’s intention to enter into and/or execute this Agreement. The Parties therefore waive any right they may have, under the Applicable Law, to invoke such a change in circumstances in order to delay or cancel, in whole or in part, the execution of any or all obligations and liabilities under this Agreement.

26.	COUNSELING

Each Party hereby declares that, in drafting and negotiating of this Agreement, it had due and proper legal and technical counseling and was assisted by such. The Parties therefore declare that they fully understand each and every provision of this Agreement and they enter into this Agreement wanting to benefit from each right and assume each obligation contemplated hereunder.

IN WITNESS WHEREOF, this Agreement has been signed today, April 7, 2015, in 2 in (two) copies, one copy for each of the Parties (one for each Seller, one for the Buyer), in English language.

LIST OF APPENDICES (any annexes, appendices, schedules or attachments hereto are an integral part of this Agreement)

Appendix 1 - First Additional Payment

Appendix 2 - Second Additional Payment

Appendix 3 - Intelsat debt

Appendix 4 - Company’s financial statements

Appendix 5 – Short Form SPA

Appendix 6 - Closing Certificate

Appendix 7 - GMS approving the transfer of shares and Updated Constitutive Act

Page 34 of 48 pages

Appendix 8 – Management Agreement of Mr. Cristinel Popa

Appendix 9 – List of commercial contracts

Appendix 10 – List of relevant personnel

Appendix 11 - The balance sheet and the financial status of the Company as of 31st March 2015

Appendix 12 - Escrow Agreement

SIGNATURES:

BUYER

For and on behalf of RR Media Ltd.

Shmuel Koren CFO

________________

Avi Cohen CEO signed on ___________ in ____________

________________

SELLERS

Mr. Popa Cristinel Pompiliu

________________________

Mrs. Popa Mihaela Tatiana

________________________

Page 35 of 48 pages

Appendix 1 - First Additional Payment

Additional Period:	Four fiscal quarters commencing on the first date a fiscal quarter starts after the Closing Date (the “First Additional Period”).

Minimum Contribution:	$2.0 million

First Additional Payment:
$1.375 (one point three hundred and seventy-five USD) for each Contribution dollar generated in the First Additional Period in excess of $2.0 million (up to a cap of $2.4 million). Therefore, for avoidance of any doubt, the first Additional Payment may amount up to a maximum of $ 550,000 (five hundred fifty thousand USD) and minimum to “0” (zero).

Contribution:
means (a) the consolidated revenue of the Company generated during the First Additional Period from Company contracts and commitments in effect as of the Closing Date less (b) all satellite and fiber capacity costs, connected directly to the contracts specified in (a). For the avoidance of doubt, Contribution shall not include any revenue generated from any contracts concluded with New Customers (as defined below) originated after the Closing Date or from any contracts of RR Media and/or its Affiliates which were transferred and/or assigned to the Company by RR Media and/or its Affiliates. For avoidance of any doubt:

(i)
“New Customers” shall mean customers of the Company entering into a business relationship with the Company on or after the Closing Date exclusively as a result of RR Media’s undertakings and shall not include customers that renew or extend – be it in respect of duration their existing contracts or customers that enter into a business relationship with the Company as a result of any the Sellers’ undertakings; and

(ii)
subject to the Due Diligence, RR Media shall not, during the First Additional Period, terminate, other than for material breach (including nonpayment) or cause the termination of any contracts and/or commitments of the Company in effect as of the Closing Date or, if such termination occurs as per the initiative of RR Media or the Company as directed by RR Media, then such contracts and/or commitments shall, for the purposes of calculation of the Contribution, be considered to have been executed in full and to term and all benefits of the Company derived or that would have been derived from such contracts and/or commitments, shall be considered to be gained by the Company.

Payment Date:
Subject to achievement of the Minimum Contribution during the First Additional Period, the First Additional Payment shall be paid in cash within ten (10) business days following the public release of RR Media’s financial results for the last fiscal quarter of the First Additional Period.

Page 36 of 48 pages

Appendix 2 - Second Additional Payment

Additional Period:	Four fiscal quarters commencing immediately following the end of the First Additional Period (the “Second Additional Period”).

Minimum Contribution:	$2.0 million

Second Additional Payment:
$1.375 (one point three hundred and seventy-five USD) for each Contribution dollar generated in the Second Additional Period in excess of $2.0 million (up to a cap of $2.4 million). Therefore, for avoidance of any doubt, the first Additional Payment may amount up to a maximum of $ 550,000 (five hundred fifty thousand USD) and minimum to “0” (zero).

Contribution:
means (a) the consolidated revenue of the Company generated during the Second Additional Period from Company contracts and commitments in effect as of the Closing Date less (b) all satellite and fiber capacity costs connected directly to the contracts specified in (a),. For the avoidance of doubt, Contribution shall not include any revenue generated from any contracts concluded with concluded with New Customers (as defined above) originated after the Closing Date or from any contracts of RR Media and/or its Affiliates which were transferred and/or assigned to the Company by RR Media and/or its Affiliates. For avoidance of any doubt and subject to the Due Diligence, RR Media shall not, during the Second Additional Period, terminate, other than for material breach (including nonpayment obligation) or cause the termination of any contracts and/or commitments of the Company in effect as of the Closing Date or, if such termination occurs as per the initiative of RR Media or the Company as directed by RR Media, then such contracts and/or commitments shall, for the purposes of calculation of the Contribution, be considered to have been executed in full and to term and all benefits of the Company derived or that would have been derived from such contracts and/or commitments, shall be considered to be gained by the Company.

Payment Date:
Subject to achievement of the Minimum Contribution during the Second Additional Period, the Second Additional Payment shall be paid in cash within ten (10) business days following the public release of RR Media’s financial results for the last fiscal quarter of the Second Additional Period.

Page 37 of 48 pages

Appendix 3 - Intelsat Debt

Page 38 of 48 pages

Appendix 4 - Company’s financial statements

To be provided and appended at Closing Date to the Closing Certificate

Page 39 of 48 pages

Appendix 5 – Short Form SPA

(to be adapted accordingly, in each case, in respect of the transfer of the Initial Shares and the Subsequent and Final Shares)

Shares Sale Purchase Agreement
This Shares Sale Purchase Agreement ("Agreement") has been concluded today, [•], by and between:

RR Media Ltd a company incorporated and existing under the laws of Israel, with its registered headquarters at Hnegev St, POB 1056, Airport City, Israel, identified by company number 51-089629-3 ("RR Media"), duly represented by Shmuel Koren and Avi Cohen, acting in his capacity of Chief Executive Officer (hereinafter referred to as the "Buyer")

And

Mr. Popa Cristinel Pompiliu, Romanian citizen, born on [•] in [•], identified with identity card series [•], no. [•], issued by [•] and valid until [•], domiciled at [•], personal identification number (in Romanian CNP) [•] (hereinafter referred to as "Seller 1")

or, alternatively (as the case may be)

Mrs. Popa Mihaela Tatiana, Romanian citizen, born on [•] in [•], identified with identity card series [•], no. [•], issued by [•] and valid until [•], domiciled at [•], personal identification number (in Romanian CNP) [•], (hereinafter referred to as "Seller 2")

The Buyer and Seller 1/Seller 2 are hereinafter collectively referred to as “Parties”.
(1)              Seller 1/Seller 2 hereby sells, and the Buyer hereby purchases from the Seller 1/Seller 2 the full ownership right, free of any encumbrances or liens, over an aggregate number of [•] ([•]) shares, having each a nominal value of RON [•] ([•]), and a total value of RON [•] ([•]), representing 80% of (the “Shares”)/ a number of [•] ([•]) shares, having each a nominal value of RON [•] ([•]), and a total value of RON [•] ([•]), representing 10% of with a nominal value of RON [•] each, which represent 80%/10% (the “Shares”) of the share capital of EASTERN SPACE SYSTEMS SA., a joint stock company company organized and functioning in accordance with the laws of Romania, registered with the Trade Registry under no. J40/1783/1997, sole registration code 9482094, with headquarters in Bucureşti, 4th District, No. 35 - 37 OLTENITEI Street, 10th floor, (hereinafter referred to as the “Company”).

(2)             The total gross purchase price for the transfer of Shares from Seller to Buyer is of USD [•] meaning the equivalent of RON at the date of payment considering the official exchange rate published by National Bank of Romania for the payment day.

(3) The transfer of title for the full and beneficial ownership of the Shares from the Seller 1/Seller 2 to the Buyer takes place today, [•] the signing date hereof.
(4) This Agreement does not in any way cancel, interfere, amend or prevent any agreements between the Parties and in connection with the Shares’ transfer.
This Shares Sale Purchase Agreement was concluded in Romanian and English language on the date hereinabove stated, in 3 (three) originals, one for each party and one for submission to the Trade Registry. In case of discrepancies between the English and Romanian version hereof, the English version hereof will prevail.

SIGNATURES:

BUYER

For and on behalf of RR Media Ltd.

[•]________________

SELLER 1/ SELLER 2

Mr. Popa Cristinel Pompiliu/Mrs. Popa Mihaela Tatiana
_______________________

Page 40 of 48 pages

Appendix 6 - Closing Certificate

Closing Certificate

Concluded on this day of [•], by and between:

(1)
RR Media Ltd a company incorporated and existing under the laws of Israel, with its registered headquarters at Hnegev St, POB 1056, Airport City, Israel, identified by company number 51-089629-3 ("RR Media"), duly represented by Avi Cohen [TO BE CONFIRMED], acting in his capacity of Chief Executive Officer, hereinafter referred to as the "Buyer", on one hand,

and

(2)
Mr. Popa Cristinel Pompiliu, Romanian citizen, born on [•] in [•], identified with identity card series [•], no. [•], issued by [•] and valid until [•], domiciled at [•], personal identification number (in Romanian CNP) [•] and

(3)
Mrs. Popa Mihaela Tatiana, Romanian citizen, born on [•] in [•], identified with identity card series [•], no. [•], issued by [•] and valid until [•], domiciled at [•], personal identification number (in Romanian CNP) [•], hereinafter individually referred to as "Seller 1" in case of Mr. Popa Cristinel Pompiliu and "Seller 2" in case of Mrs. Popa Mihaela Tatiana and collectively referred to as the "Sellers" and, on the other hand,

The Sellers and the Buyer being each referred to as a "Party" and collectively referred to as the “Parties”,

The Parties have met today, this day of [•] at the headquarters of EASTERN SPACE SYSTEMS SA other location, a joint stock company setup and functioning in accordance with the laws of Romania, registered with the Trade Registry under no. J40/1783/1997, sole registration code 9482094, with headquarters in Bucureşti, 4th District, No. 35 - 37 OLTENITEI Street, 10th floor, Bucharest, with a view to conclude this Closing Certificate pursuant to Clause 4 of the Share Sale-Purchase Agreement entered into between the Parties (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

(1)
The Parties acknowledge that on the date hereof, all the activities and all actions set forth under Clause 4.1 of the Agreement, have been duly fulfilled and all agreements, documents and instruments have been duly executed, delivered or exchanged between Parties, being effective simultaneously, therefore the transfer of the ownership right over the Initial Shares has duly occurred in accordance with Clause 2.2 of the Agreement.

(2)
Without prejudice to the provisions of the Agreement, the Sellers hereby certify that the Seller's Representations and Warranties made pursuant to the Agreement are true, accurate, complete and not misleading upon the Closing Date, as foreseen in the Agreement.

Page 41 of 48 pages

(3)
Without prejudice to the provisions of the Agreement, the Buyer hereby certifies that the Buyer's Representations and Warranties made pursuant to the Agreement are true, accurate, complete and not misleading upon the Closing Date.

(4)
According to Clause 3.1.1.1, 3.1.1.2, 3.8 and 4.3.2 of the Agreement, the Buyer shall transfer pro rata the amount of USD [•] million ([•] USD), less the Tax on Capital Gains related thereto which is withheld and paid by the Buyer (on behalf) the Sellers in exchange for the ownership title over the Initial Shares. The Parties agree that the Tax on Capital Gains has been computed by the Buyer by taking into account the National Bank of Romania official exchange rate of RON/USD at the date when the amount of USD [•] ([•]) less the Tax on Capital Gains related thereto is wired by the Buyer in the account of the Seller 1 respectively Seller 2.

(5)	The Parties agree that Closing shall be deemed to have occurred on this day of [•] (the “Closing Date”).

IN WITNESS WHEREOF, this Closing Certificate has been executed in 2 (two) originals in Romanian and English language with legal and binding effect on the date first written above. In case of discrepancies between the English and Romanian version hereof, the English version hereof will prevail.

Sellers	Buyer
Mr. Popa Cristinel Pompiliu Mrs. Popa Mihaela Tatiana	_____________________ RR Media by [•]

Page 42 of 48 pages

Appendix 7 - GMS approving the transfer of shares and Updated Constitutive Act

Page 43 of 48 pages

Appendix 8 - Management Agreement of Mr. Cristinel Popa

Page 44 of 48 pages

Appendix 9 – List of commercial contracts

To be provided and appended at Closing Date to the Closing Certificate

Page 45 of 48 pages

Appendix 10 – List of relevant personnel

To be provided and appended at Closing Date to the Closing Certificate

Page 46 of 48 pages

Appendix 11

The balance sheet and the financial status of the Company as of 31st March 2015

To be provided and appended at Closing Date to the Closing Certificate

Page 47 of 48 pages

Appendix 12

Escrow Agreement

To be provided and appended at Closing Date to the Closing Certificate

Page 48 of 48 pages